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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

                                         Contact:      At Quotesmith.com
                                                       Phillip A. Perillo
                                                       Chief Financial Officer
                                                       (630) 515-0170, ext. 295
                                                       phil@quotesmith.com



                             QUOTESMITH.COM REPORTS
                        SECOND-QUARTER FINANCIAL RESULTS

          o    INSURE.COM OWNER POSTS Q2 NET LOSS OF $308,000 VS. $222,000 IN
               2002
          o    NON-ADVERTISING EXPENSES REDUCED BY $1.2 MILLION VS. Q2 2002
          o AVERAGE REVENUE PER TRANSACTION RISES 21 PERCENT TO $611 VS. $504 IN Q2 2002
          o    LACKLUSTER REVENUE LEADS TO LOWERED PROFIT EXPECTATIONS FOR 2003

DARIEN, ILLINOIS (July 30, 2003) -- Quotesmith.com, Inc., (Nasdaq: SmallCap
QUOT), the online insurance broker that provides instant quotes from more than 300 leading insurance companies, today announced financial results for the second quarter ended June 30, 2003.

"Quotesmith.com delivered a mixed bag quarter. Even though we made continued progress driving down non-advertising costs, we are disappointed with our revenue numbers for the first half of this year," said Robert Bland, Chairman and CEO. "The second quarter of 2003 marks the second consecutive quarter of us promoting our Insure.com brand name in our direct response consumer advertising. Clearly, launch of the Insure.com brand is going to take longer and cost more than we had previously forecast. Nevertheless, we continue to anticipate achieving profitability this year and are delighted with the operational performance of our Company in the first half of the year."

"Even though revenues for the first half of the year were down $684,000 compared to the first six months of last year, we were successful in reducing our expenses by $780,000" remarked Phillip Perillo, Chief Financial Officer. "Coupled with increased investment income resulting from realized gains in our investment portfolio, we were able to narrow the six-month net loss by $200,000, compared to last year's results. We still expect to achieve profitability during the second half of this year, driven primarily by reduced ad spending combined with expected performance-based life insurance revenues. We are also on target to save approximately $4 million in non-advertising costs this year because we are more efficient than ever before at fulfilling orders."


FINANCIAL RESULTS

Quotesmith.com reported revenues of $2.5 million for the second quarter of 2003, down $684,000 from the figure posted in the same quarter last year. Total expenses in the second quarter were about $482,000 less than in the same quarter of the prior year, despite a $690,000 increase in marketing expenditures. The net loss for the quarter was $308,000, or $.06 per share, as compared to a net loss $222,000, or $.04 per share in the same period last year.

In the second quarter of 2003, the Company sold a total of 4,110 new policies, down 35% from the 6,343 policies sold in the second quarter of 2002. Average revenue per policy sold increased 21% to $611. Also, operations expenses per policy sold decreased 36% to $204 in the second quarter of 2003, compared to $318 per policy sold in the second quarter of last year.

For the six months ended June 30, 2003, the Company reported revenues of $5.08 million compared to revenues of $5.77 million in the same period last year. Total expenses for the period decreased $780,000 and investment income, consisting of interest and realized gains, increased



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$105,000, resulted in a net loss of $721,000, or $0.15 per share, compared to a loss of $922,000, or $0.18 per share, in the first six months of 2002.

Cash and investments at June 30, 2003 amounted to $15.6 million, or $3.17 per share, vs. $16.3 million at year-end 2002


2003 BUSINESS OUTLOOK

Quotesmith.com is today revising downward its financial guidance for 2003 because of lower-than-expected revenues realized in the first half of the year. On April 24, 2003, the Company stated that it expected to achieve a 2003 net profit of $0.8 million to $1.25 million, revenues of $10.5 million to $11 million and year-end cash and investments of $17-$18 million. Today, the Company expects to achieve a 2003 net profit of $100,000 to $400,000 on revenues of $10 million to $10.5 million, and year-end cash and investments of $15 to $16 million. Quotesmith.com does not confirm or update its financial projections except in compliance with Regulation FD nor does the Company provide confirmation or update of its financial targets except through public announcements.


ABOUT QUOTESMITH.COM

Founded in 1984, Quotesmith.com owns and operates the comprehensive online consumer insurance information service, www.Insure.com. Catering to self-directed insurance shoppers, Quotesmith.com provides a comprehensive array of comparative auto, life and health quotes, combined with information and decision-making tools that are not available from any other single source. Insure.com plays home to over 3,000 originally authored articles on various insurance topics that are searchable by subject. Visitors to the Company's Web sites are able to obtain instant quotes from more than 300 leading insurers, achieve maximum savings and have the freedom to buy from any company shown. Quotesmith.com also provides personalized insurance brokerage and policy placement services for its customers. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."

CAUTIONS ABOUT FORWARD-LOOKING STATEMENTS

This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, declines in the life insurance industry, level of acceptance of purchasing insurance over the Internet by consumers, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks of system interruption, the evolving nature of its business model, the increasingly competitive online commerce environment, dependence on continuing growth of online commerce, risks associated with capacity constraints and the management of growth as well as the risks associated with potential terrorism threats and the war in Iraq. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, both of which are on file with the United States Securities and Exchange Commission. Quotesmith.com, insure.com, LTCompare and QuotesmithPro are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners. Copyright 2003. All rights reserved. Quotesmith.com, Inc.









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                              QUOTESMITH.COM, INC.
                             STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (Unaudited)


                                       Quarter Ended              Six Months Ended
                                          June 30,                    June 30,
                                          --------                    --------
                                     2003          2002          2003          2002
                                     ----          ----          ----          ----
     Revenues:
       Commissions and fees ...   $    2,511    $    3,150    $    5,068    $    5,648
       Other ..................           (1)           44            14           118
                                  ----------    ----------    ----------    ----------
     Total revenues ...........        2,510         3,194         5,082         5,766

     Expenses:
       Selling & marketing ....        1,356           667         2,659         1,254
       Operations .............          837         2,014         1,810         3,948
       General & admin. .......          816           811         1,617         1,664
                                  ----------    ----------    ----------    ----------
     Total expenses ...........        3,009         3,492         6,086         6,866
                                  ----------    ----------    ----------    ----------
     Operating loss ...........         (499)         (298)       (1,004)       (1,100)


     Investment income ........          191            76           283           178
                                  ----------    ----------    ----------    ----------

     Net loss .................   $     (308)   $     (222)   $     (721)   $     (922)
                                  ==========    ==========    ==========    ==========

     Net loss per common share,
       basic and diluted ......   $    (0.06)   $    (0.04)   $    (0.15)   $    (0.18)
                                  ==========    ==========    ==========    ==========


Weighted average common
       shares and equivalents
       outstanding, basic and
            diluted ...........        4,910         4,934         4,910         5,021


                           SELECTED BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                                        June 30,            December 31,
                                                                         2003                   2002
                                                                         ----                   ----

Cash and equivalents.................................                $        808           $      1,640
Investments..........................................                      14,742                 14,668
Commissions receivable...............................                       1,163                  1,126
Other assets.........................................                       1,571                  2,125
Total assets ........................................                $     18,284           $     19,559

Total current liabilities............................                $      1,005           $      1,429
Total liabilities....................................                       1,013                  1,464
Total stockholders' equity...........................                      17,271                 18,095
Total liabilities &
     stockholders' equity............................                $     18,284           $     19,559




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